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                                                                    EXHIBIT 4.1


                            COOPER INDUSTRIES, INC.
                              AMENDED AND RESTATED
                              STOCK INCENTIVE PLAN
                                 AUGUST 4, 1998

                             I. PURPOSE OF THE PLAN

         The Cooper Industries Stock Incentive Plan is intended to provide Cooper Industries, Inc. (the "Company") a means by which it can engender and sustain a sense of proprietorship and personal commitment on the part of its executives, managers and other key employees in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to certain employees shares of the Common Stock of the Company, on the terms and conditions established herein.

                                II. DEFINITIONS

         2.1 "Award" means any form of Stock Option, Restricted Stock or Performance Share granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

         2.2 "Award Agreement" means a written agreement with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

         2.3      "Board" shall mean the Board of Directors of the Company.

         2.4 A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                  (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph
         (3) below; or


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                  (2)      the following individuals cease for any reason to
          constitute a majority of the number of directors then serving: individuals who on the date hereof constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                  (3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

                  (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

         For purposes of this section, "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to


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         be the Beneficial Owner of any securities which are properly filed on a Form 13-G; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         2.5 "Change in Control Price" means the higher of (i) the Fair Market Value on the date of determination of the Change in Control, or (ii) the highest price per share actually paid for the Common Stock in connection with the Change in Control of the Company.

         2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         2.7      "Commission" shall mean the Securities and Exchange
Commission.

         2.8 "Committee" means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

         2.9 "Common Stock" or "Shares" shall mean the shares of Common Stock, par value $5.00 a share, of the Company and other such securities of the
Company as the Committee may from time to time determine.

         2.10 "Dividend Equivalent" shall mean any right granted pursuant to Section X hereof.

         2.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.12 "Executive Officer" means an executive officer as defined in Rule 3b-7 promulgated under the Exchange Act.

         2.13 "Fair Market Value" of a share of Common Stock, as of any date, means the average of the high and low sales prices of a share of Common
Stock as reported on the Stock Exchange composite tape on the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the preceding day on which sales of Common Stock were made.

         2.14     "Incentive Stock Option" shall mean an option granted under
 Section VII hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.


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         2.15     "Nonstatutory Stock Option" shall mean an option granted
under Section VII hereof that is not intended to be an Incentive Stock Option.

         2.16 "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such prices and during such Period or Periods as the Committee shall determine.

         2.17 "Participant" means an officer or key employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan.

         2.18 "Performance Goals" or "Targets" in respect to Awards of Performance Shares are defined as the performance criterion or criteria established by the Committee, pursuant to Section 9.3 hereof.

         2.19 "Performance Period" shall mean that period established by the Committee at the time any Performance Shares are granted, provided that a Performance Period shall be a minimum of one year.

         2.20 "Performance Share" shall mean any grant pursuant to Section IX hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash. Shares or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

         2.21 "Plan" shall mean the Cooper Industries, Inc. Stock Incentive Plan dated November 7, 1995.

         2.22     "Restricted Stock" shall mean any Shares issued pursuant to
Section VIII and which are subject to such terms, conditions and restrictions as the Committee deems appropriate, including but not limited to restrictions on transferability, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

         2.23 "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

         2.24 "Stock Exchange" means the New York Stock Exchange, Inc. ("NYSE") or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.

         2.25 "Voting Stock" means securities entitled to vote in an election of Directors of the Company.


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                              III. ADMINISTRATION

         3.1      The Plan shall be administered by the Committee.

         3.2 Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to select the Participants; to determine the type of Awards to be made to Participants; to determine the Shares subject to any Award and the terms, conditions and restrictions relating to any Award; to determine whether, to what extent and under what circumstances any Award may be settled, cancelled, forfeited, exchanged, or surrendered; to waive or modify any condition applicable to an Award (other than a Performance Share Award to Executive Officers if inconsistent with Section 162(m)); to make adjustments in the performance goals of an Award (i) in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (with respect to Awards made to Executive Officers, to the extent in accordance with Section 162(m), if applicable) or (ii) in response to changes in applicable laws, regulations, or accounting principles; to interpret the Plan; to establish, amend or rescind any administrative policies; to determine the terms and provisions of any agreements entered into hereunder; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive: provided, however, that no action shall be taken which will prevent Awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 under the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards hereunder that are intended to provide "performance-based compensation," within the meaning of Section 162(m), from doing so.

         3.3 In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

                                IV. ELIGIBILITY

         Any key employee of the Company or any of its subsidiaries or affiliates is eligible to receive one or more Awards under the Plan.

                         V. SHARES SUBJECT TO THE PLAN

         5.1 There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the


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term of this Plan an aggregate of 7,000,000 shares of Common Stock, of which no more than 2,300,000 shall be available for Restricted Stock or Performance Shares as provided herein, subject to the adjustments provided for in Section XIV hereof. Shares of Common Stock available for issuance under the Plan may be authorized and unissued Shares or treasury shares, as the Company may from time to time determine. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and the Stock Exchange to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or otherwise terminated, or expire unexercised, or are settled in a manner such that all or some of the Shares covered by an Award are not issued to a Participant (other than an exchange for cash or other property of comparable value) shall immediately become available for Awards hereunder. If an Award is exchanged for cash or other property of comparable value, the Common Stock related to the Award will be deducted from the Shares available for Awards hereunder. Any Shares issued by the Company in respect of the assumption or substitution of outstanding awards from a corporation or other business entity acquired by the Company shall not reduce the number of Shares available for Awards under this Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3 issued pursuant to the Exchange Act.

         5.2 The number of shares of Common Stock subject to Awards granted under the Plan to any individual who is an Executive Officer shall not exceed the limits set forth below:

         o Stock Options - the greater of 100,000 Shares per calendar year or a total of 500,000 Shares in a continuous five (5) year period.

         o Restricted Stock and Performance Shares - the greater of 125,000 Shares per calendar year or a total of 500,000 Shares in a continuous four (4) year period.

Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m).

                                   VI. AWARDS

         Awards under the Plan may consist of: Stock Options (other Incentive Stock Options within the meaning of Section 422 of the Code or Nonstatutory Stock Options), Restricted Stock, or Performance Shares. Awards of Performance Shares and Restricted Stock may provide the Participant with dividends or Dividend Equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.


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                               VII. STOCK OPTIONS

         7.1 GRANTS. Awards may be granted in the form of Stock Options. Stock Options may be incentive Stock Options within the meaning of Section 422 of the Code or Nonqualified Stock Options or a combination of both, or any particular type of tax-advantaged option authorized by the Code from time to time, and approved by the Committee.

         7.2 TERMS AND CONDITIONS OF OPTIONS. A Stock Option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee: provided, however, that no Stock Option shall be exercisable more than 10 years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the Fair Market Value on the date of the Stock Option's grant, subject to adjustment as provided in Section XIV hereof.

         7.3 RESTRICTIONS RELATING TO INCENTIVE STOCK OPTIONS. Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive Stock Options shall be granted only to key employees of the Company and its subsidiaries within the meaning of Section 424 of the Code.

         7.4 PAYMENT. Upon exercise, a Participant may pay the option exercise price of a Stock Option in cash or Shares, or a combination of cash and Shares, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of Common Stock to exercise a Stock Option.

         7.5 ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions or restrictions, if any, on any Stock Option Award, provided they are not inconsistent with the Plan. The Committee may condition the vesting of Stock Options on the achievement of financial performance criteria established by the Committee at the time of grant.

                         VIII. RESTRICTED STOCK AWARDS

         8.1 GRANTS. Awards may be granted in the form of Restricted Stock ("Restricted Stock Awards"). Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

         8.2 AWARD RESTRICTIONS. Restricted Stock Awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of the Company. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, provided that the period of vesting shall be at least one year from the date of grant, except as provided in Section XVIII.


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         8.3      RIGHTS AS SHAREHOLDERS. The Committee may, in its discretion, grant to the Participant to whom such Restricted Stock has been awarded, all or any of the rights of a shareholder with respect to such shares of Restricted Stock, including the right to receive dividends.

         8.4 EVIDENCE OF AWARD. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.

                          IX. PERFORMANCE SHARE AWARDS

         9.1      GRANTS. Awards may be granted in the form of Performance
Shares.

         9.2 PERFORMANCE SHARES. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. Performance Goals will be established by the Committee not later than 90 days after the commencement of the Performance Period relating to the specific Award. At the end of the Performance Period, the Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. Award payment in respect of Performance Shares made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional Shares being available for reissuance pursuant to Section V hereof.

         9.3 PERFORMANCE CRITERIA. Notwithstanding anything to the contrary contained in this Section IX, Performance Share Awards shall be made to Executive Officers only in compliance with Section 162(m). Performance criteria used to establish Performance Goals for Performance Share Awards granted to Executive Officers must include one or any combination of the following: (i) the Company's return on equity, assets, capital or investment;
(ii) pre-tax or after-tax profit levels expressed in earnings per share of the Company or any subsidiary or business segment of the Company; (iii) cash flow or similar measure; (iv) total shareholder return; (v) change in the market price of the Common Stock; or (vi) market share. The Performance Goals established by the Committee for each Performance Share Award will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). To the extent applicable, any such Performance Goals shall be determined in accordance with generally accepted accounting principles. Each Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable Performance Targets. The Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable for Awards to different Executive Officers in the same Performance Period. Payment shall be made with respect to a Performance Share Award to an Executive Officer only after the attainment of the applicable Performance Goals has been certified in writing by the Committee.


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         9.4      ADJUSTMENTS. The Committee shall be authorized to make
adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided, that such adjustment is permitted by Section 162(m).

         9.5 ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, provided they are consistent with the Plan.

                                  X. DIVIDENDS

         Upon issuance of Performance Shares earned under the Plan, the Company also shall pay to the Participant an amount equal to the aggregate amount of dividends that the Participant would have received had the Participant been the owner of record of such earned Performance Shares during the Performance Period.

                         XI. DEFERRALS AND SETTLEMENTS

         The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash as set out in any Award Agreement or under such administrative policies as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of Dividend Equivalents where the deferral amounts are denominated in Shares.

                         XII. TERMINATION OF EMPLOYMENT

         Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award, except that the Committee may, in its discretion, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either: (i) not adverse to such Participant; or (ii) consented to by such Participant.


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                    XIII. TRANSFERABILITY AND EXERCISABILITY

         Awards granted under the Plan shall not be transferable or assignable other than: (i) by will or the laws of descent and distribution; (ii) by gift or other transfer of an Award (other than an Incentive Stock Option unless permitted by the Code) to any trust or estate in which the original Award recipient or such recipient's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (iii) pursuant to a qualified domestic relations order (as defined by the Code). However, any Award so transferred shall continue to be subject to all the terms and conditions contained in the Award Agreement.

                                XIV. ADJUSTMENTS

         14.1 The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize: (i) any adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business; (ii) any merger or consolidation of the Company; (iii) any issuance of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock); (iv) the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business; or (v) any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

         14.2 In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock issuable pursuant to each Award; (ii) the total number of Shares reserved under the Plan; and (iii) the per share exercise price of the Awards shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board of Directors shall make appropriate adjustments to: (i) the number of shares of Common Stock issuable pursuant to each Award, and (ii) the per share exercise price of the Awards to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of the Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume Stock Options by means of substitution of new options for previously issued options or an assumption of previously issued options as a part of such adjustment.


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                             XV. WITHHOLDING TAXES

         The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by (i) having the Company retain the number of shares of Common Stock, or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash, to or by the Participant, as the case may be.

                     XVI. REGULATORY APPROVALS AND LISTINGS

         Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates evidencing Shares under this Plan prior to: (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the listing of such Shares on the Stock Exchange; and (iii) the completion of any registration or other qualification of the Shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

                XVII. NO RIGHT TO CONTINUED EMPLOYMENT OR GRANTS

         No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

                            XVIII. CHANGE IN CONTROL

         18.1 Immediately upon a Change in Control, all outstanding Awards shall vest automatically, all forfeiture restrictions shall lapse, and all Performance Share Awards shall be deemed earned at the commendable Performance Goal level. All amounts deferred pursuant to Section XI of the Plan and any accrued interest thereon shall be paid in cash in one lump sum to the Participant within 10 days after the occurrence of a Change in Control.

         18.2 With respect to outstanding Stock Options, the Company shall cancel such Stock Options and make a payment in cash to each Participant with an outstanding Stock Option in an amount equal to the excess of the Change in Control Price over the option exercise price times the number of Shares subject to the outstanding Stock Options, within 10 days after the effective


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date of the Change in Control. Notwithstanding the preceding sentence, at the
Company's option, the Company may issue shares in lieu of making a cash payment with respect to outstanding Stock Options in the event that the payment of cash would have the adverse effect of preventing a pooling of interest transaction that was approved by the Board of Directors. With respect to Restricted Stock Awards and Performance Share Awards, the Company shall issue certificates evidencing the Shares subject to such Awards (or remove restricted legends if certificates were issued previously) within 10 days after the effective date of the Change in Control.

         18.3 It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an "excess parachute payment" within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company to permit the Participant to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom.

         Accordingly, the Participant may, at the Participant's option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute "excess parachute payments," and it shall be the Participant's choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid "excess parachute payments."

         18.4 The granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structures or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its business or assets.

            XIX. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

         The Board may amend, modify, suspend or terminate this Plan for any purpose except that: (i) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent, and (ii) no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is then required: (a) pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents);
(b) pursuant to Section 162(m); or (c) otherwise required by applicable legal requirements.


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                               XX. GOVERNING LAW

         The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.

                           XXI. RIGHTS AS SHAREHOLDER

         Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a shareholder until he or she becomes the holder of record.

                 XXII. OTHER BENEFIT AND COMPENSATION PROGRAMS

         Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, program or practice or any severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

                              XXIII. UNFUNDED PLAN

         Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

                             XXIV. USE OF PROCEEDS

         The cash proceeds received by the Company from the issuance of Shares pursuant to Awards under the Plan shall constitute general funds of the Company.

                          XXV. SUCCESSORS AND ASSIGNS

         The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.


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                              XXVI. EFFECTIVE DATE

         This Plan shall be effective as of the date it is approved by the Board of Directors of the Company. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon approval by the Company's shareholders at the annual meeting held in 1996. If the shareholders of the Company shall fail to approve this Plan prior to such date, this Plan shall terminate and cease to be of any further force or effect and all grants of Awards hereunder shall be null and void. Subject to earlier termination pursuant to Section XIX, the Plan shall have a term of 10 years from its effective date. After termination of the Plan, no future Awards may be granted but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

                             XXVII. INTERPRETATION

         The Plan as applicable to certain employees is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply with respect to such employees.


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